                                  SCHEDULE 14C
          INFORMATION REQUIRED IN INFORMATION STATEMENT, OFFICIAL TEXT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSANT TO SECTION 14(C)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Check the appropriate box:

[ ] Preliminary Information Statement     [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14c-5(d)(2))
[X] Definitive Information Statement



                        OKLAHOMA GAS AND ELECTRIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee Computed on table below per Exchange Act Rules 14c-5(g)and 0-11.

     1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
     5)  Total fee paid:
--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
--------------------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
     3)  Filing Party:
--------------------------------------------------------------------------------
     4)  Date Filed:
--------------------------------------------------------------------------------

OKLAHOMA GAS AND ELECTRIC COMPANY
INFORMATION STATEMENT
AND
NOTICE OF ANNUAL MEETING
------------------------
MAY 15, 1997






                                                                          OG&E
                                                             ELECTRIC SERVICES
                                                             [LOGO]



CONTENTS

                                             Page

Chairman's Letter                             1       NOTICE OF ANNUAL MEETING
                                                      OF SHAREOWNERS
Notice of Annual Meeting                      2       AND INFORMATION STATEMENT

Information Statement                         3       THURSDAY, MAY 15, 1997, AT 10:00 a.m.

  Proposal No. 1 - Election of Directors      4       OKLAHOMA CITY MARRIOTT HOTEL
     Information about Directors              4       3233 NORTHWEST EXPRESSWAY
        and Nominees                                  OKLAHOMA CITY, OKLAHOMA

  Information Concerning the                  7
     Board of Directors

  Executive Officers' Remuneration            8

  Report of Compensation                      8
     Committee on Executive
        Compensation

  Summary Compensation                       11
     Table

  Pension Plan Table                         12

  Change of Control Arrangements             13

  Company Stock Performance                  14

  Section 16(a) Beneficial                   14
     Ownership Reporting Compliance

  Relationship with Independent              14
     Public Accountants

  Map                                        15

                                        i

OKLAHOMA GAS AND ELECTRIC COMPANY
=================================-----------------------------------------------


                                                                  April 11, 1997


DEAR SHAREOWNER:


     You are cordially invited to attend the annual meeting of Oklahoma Gas and Electric Company at 10:00 a.m. on Thursday, May 15, 1997, at the Oklahoma City Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma.

     Those arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on the Company's current operations and outlook.

     Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees of the Company, I want to express our gratitude for your confidence and support.


                                               Very truly yours,


                                               Steven E. Moore
                                               Chairman of the Board, President
                                               and Chief Executive Officer

NOTICE OF ANNUAL MEETING
OF SHAREOWNERS
========================--------------------------------------------------------



     The Annual Meeting of Shareowners of Oklahoma Gas and Electric Company will be held on Thursday, May 15, 1997, at 10:00 a.m. at the Oklahoma City Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma, for the following purposes:

    (1) To elect three directors to serve for a three-year term; and

    (2) To transact such other business as may properly come before the meeting.

The map on page 15 will assist you in locating the Oklahoma City Marriott Hotel.

     The Board of Directors has fixed the close of business on March 18, 1997, as the record date for the determination of shareowners entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareowners will be available, as required by law, at the principal offices of the Company at 101 N. Robinson, Oklahoma City, Oklahoma 73102-3405.



                                                Irma B. Elliott
                                                Vice President  and Secretary
Dated: April 11, 1997



--------------------------------------------------------------------------------
PROXIES WILL NOT BE SOLICITED FOR THIS MEETING AND YOU ARE REQUESTED NOT TO SEND US A PROXY. SHAREOWNERS ARE WELCOME TO ATTEND THE MEETING IN PERSON AND CAST THEIR VOTES BY BALLOT AT THE MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE AND YOU PLAN TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON, YOU SHOULD BRING WITH YOU A LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES.
--------------------------------------------------------------------------------

INFORMATION STATEMENT

                                                                  April 11, 1997

     At the close of business on December 31, 1996, Oklahoma Gas and Electric Company (the "Company") became a subsidiary of OGE Energy Corp. ("OGE Energy") and, at that time, all outstanding shares of the Company's Common Stock were exchanged for Common Stock of OGE Energy. As a result, OGE Energy owns all 40,378,745 outstanding shares of the Company's Common Stock. However, there remains outstanding 831,363 shares of the Company's Cumulative Preferred Stock as described below.

     The Annual Meeting of Shareowners of the Company will be held at the Oklahoma City Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma, on May 15, 1997, at 10:00 a.m. For the convenience of those shareowners who may attend the meeting, a map is printed on page 15 that gives directions to the Oklahoma City Marriott Hotel. At the meeting, it is intended that the first item in the accompanying notice will be presented for action by the owners of the Company's Common Stock and 4% Cumulative Preferred Stock.

     Since OGE Energy's ownership represents approximately 92% of the total votes that could be cast at the meeting, the Board of Directors of the Company considered it inappropriate to solicit proxies for the Company's Annual Meeting of Shareowners. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of 4% Cumulative Preferred Stock, you may do so by attending the meeting in person and casting your vote by ballot which will be provided for that purpose. Shareowners whose shares are held in the name of a broker, trust, bank or other nominee will be permitted to vote their shares in person only upon presentation of a letter from the broker, trustee, bank or nominee confirming their beneficial ownership.

     On March 1, 1997, the Company had outstanding 40,378,745 shares of Common Stock, par value $2.50 per share; 421,963 shares of 4% Cumulative Preferred Stock, par value $20 per share; and the following shares of Cumulative Preferred Stock, par value $100 per share; 49,950 shares of the 4.20% series, 75,000 shares of the 4.24% series, 63,500 shares of the 4.44% series, 70,950 shares of the 4.80% series and 150,000 shares of the 5.34% series.

     The owners of the 4% Cumulative Preferred Stock and Common Stock are entitled to one vote on each matter presented for a vote at the meeting for each $2.50 of par value (eight votes per share as to the 4% Cumulative Preferred Stock, $20 par value, and one vote per share as to the Common Stock, $2.50 par value) of stock held by such owners of record at the close of business on March 18, 1997. Owners of other Cumulative Preferred Stock are not entitled to vote.

     All of the outstanding Company Common Stock is owned by OGE Energy. No persons or group are known by management to be beneficial owners of more than five percent of the Company's 4% Cumulative Preferred Stock. As of March 1, 1997, all directors, nominees for director and executive officers of the Company as a group owned 53 shares of Cumulative Preferred Stock, which is less than
 .01% of the total Cumulative Preferred Stock outstanding on that date.

     The Company's 1996 Annual Report to its shareowners, which is included in its 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and which includes financial statements for the year 1996, was sent on or about April 11, 1997, to all shareowners of the Company of record on March 18, 1997. Financial statements of the Company also are on file with the Securities and Exchange Commission and at the offices of the New York Stock Exchange and Pacific Exchange.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The Board of Directors of the Company presently consists of nine members. The directors are classified into three groups. One class of directors is elected at each year's Annual Meeting for a three-year term and to continue in office until their successors are elected and qualified. The following three persons are the nominees of the Board to be elected for such three-year term at the Annual Meeting to be held on May 15, 1997: Messrs. William E. Durrett, H. L. Hembree, III and Steven E. Moore. Each of these individuals is currently a director of the Company whose term as a director is scheduled to expire at the Annual Meeting.

     The Board of Directors does not know of any nominee who will be unable to serve. No nominee or director owns any shares of any class of voting securities of the Company.

     For the nominees described herein to be elected as directors, they must receive a plurality of the votes of shares of Common Stock and 4% Cumulative Preferred Stock present in person or by proxy and entitled to vote. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote, or otherwise) have no impact on the election of directors, except to the extent the failure to vote for an individual results in the individual receiving fewer votes than another individual. OGE Energy will vote for the three nominees for director listed below.

     Each director of the Company is also a director of OGE Energy and became a director of OGE Energy upon the effectiveness of the corporate reorganization on December 31, 1996.


INFORMATION ABOUT DIRECTORS AND NOMINEES
--------------------------------------------------------------------------------
     The following contains certain information as of March 1, 1997, concerning the three nominees for directors, as well as the directors whose terms of office do not expire at the Annual Meeting on May 15, 1997.
--------------------------------------------------------------------------------


NOMINEES FOR ELECTION FOR TERM EXPIRING AT 2000 ANNUAL MEETING OF SHAREOWNERS

      WILLIAM E. DURRETT, 66, is Chairman of the Board,  President
 and Chief Executive Officer of American Fidelity Corporation,  an
 insurance  holding  company,  and numerous other  subsidiaries of
 American Fidelity Corporation. He serves as Chairman of the Board    [Photo]
 and director of American Fidelity Assurance Company, an insurance company wholly-owned by American Fidelity Corporation. He also serves as a director of BOK Financial Corporation and INTEGRIS
 Health.  Mr.  Durrett has been a director  of the  Company  since
 March 1991, and of OGE Energy since December 31, 1996, and is a member of the audit and compensation committees of the Board.

--------------------------------------------------------------------------------

     H.  L.  HEMBREE,  III,  65,  is  Chairman  of the  Executive
Committee of Merchants  National Bank,  Fort Smith,  Arkansas,  a
subsidiary of Deposit Guaranty Corp., Jackson,  Mississippi.  Mr.
Hembree is  approximately  a 5% shareholder  of Deposit  Guaranty     [Photo]
Corp. Prior to 1989, he was Chairman and Chief Executive Officer of Arkansas Best Corporation, a diversified holding company located in Fort Smith, Arkansas. He has been a director of the Company since 1985, and of OGE Energy since December 31, 1996, and is a member of the compensation committee of the Board.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     STEVEN  E.  MOORE,  50,  is  Chairman,  President  and Chief
Executive  Officer of the Company and of OGE Energy,  having been appointed to such  positions with OGE Energy  effective  December
31, 1996,  and as President of the Company in August 1995, and as     [Photo]
Chief Executive  Officer and Chairman of the Company in May 1996.
Mr. Moore has been employed by the Company for more than 22 years, having previously served as Senior Vice President of Law and Public Affairs. Mr. Moore has served on many industry-wide committees in the electric utility industry. Mr. Moore has been a director of the Company since October 1995, and of OGE Energy since July 1996.

--------------------------------------------------------------------------------

DIRECTORS WHOSE TERMS EXPIRE AT 1999 ANNUAL MEETING OF SHAREOWNERS

     HERBERT  H.   CHAMPLIN,   59,  is   President   of  Champlin
Exploration,  Inc., an independent oil producer, and President of
Enid Data  Systems,  computer  marketers,  both  located in Enid,
Oklahoma.  Mr.  Champlin has been a director of the Company since     [Photo]
1982, and of OGE Energy since December 31, 1996, and is chairman of the audit committee and a member of the nominating committee of the Board. Mr. Champlin also was engaged separately during 1996 as a part of his principal business occupation in the petroleum industry and had interests in oil and gas wells. During
1996,  under terms of gas  purchase  contracts,  the Company paid
$38,503 to him and his family business interests. The terms of the contracts were no less favorable to the Company than the terms that would have been obtained from other independent producers.

--------------------------------------------------------------------------------

     MARTHA  W.  GRIFFIN,  62,  owner  of  Martha  Griffin  White
Enterprises,  is  presently  engaged  in  the  management  of her personal investments,  the operation of a ranch and various civic
activities.  Prior to September 30, 1994,  she served as Chairman     [Photo]
of the Board of Griffin  Television,  Inc.,  located in  Oklahoma
City, Oklahoma, and Chairman of the Board of Griffin Food Company
(a subsidiary of Griffin Television, Inc.). Mrs. Griffin has been a director of the Company since 1987, and of OGE Energy since
December 31, 1996, and is chairman of the nominating committee and a member of the audit committee of the Board. During 1996, Mrs. Griffin was also a major stockholder of television station
KWTV,  Channel 9,  Oklahoma  City,  Oklahoma.  During  1996,  the
Company paid an aggregate of approximately $158,300 to KWTV for showing television commercials of the Company. This television time was purchased by contract with the station, and the rate paid was no less favorable to the Company than the rate that would have been paid to similar stations in the Oklahoma City area.

--------------------------------------------------------------------------------

     RONALD H. WHITE, M.D., 60, is a practicing  cardiologist and is President and Chief Executive  Officer of Cardiology,  Inc. in
Oklahoma City. He serves as a member of the Board of Directors of
INTEGRIS  Baptist  Medical  Center of  Oklahoma  City,  and was a     [Photo]
member of the Board of Regents of the University of Oklahoma for 14 years. Dr. White has been a director of the Company since
1989, and of OGE Energy since December 31, 1996, and is a member of the nominating committee of the Board.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE AT 1998 ANNUAL MEETING OF SHAREOWNERS

     LUKE R. CORBETT, 50, is Chairman and Chief Executive Officer
of  Kerr-McGee  Corporation.  He has been  employed by Kerr-McGee
Corporation  for more than 12 years,  having  served as President
and  Chief  Operating  Officer  from  1995 to  1997;  Group  Vice     [Photo]
President from 1992 to 1995; and Senior Vice President from 1991 to 1992. Mr. Corbett also serves as a member of the Board of Directors of Devon Energy Corporation. Mr. Corbett has been a
Director of the Company since December 1, 1996, and of OGE Energy since December 31, 1996.

--------------------------------------------------------------------------------

     ROBERT  KELLEY,   51,  is  Chairman,   President  and  Chief
Executive  Officer  of Noble  Affiliates,  Inc.,  an  independent energy company with exploration and production  operations in the
United States and international  operations  primarily in Canada,     [Photo]
Tunisia and Equatorial Guinea. He also serves as President and Chief Executive Officer of Samedan Oil Corporation and Chairman and Chief Executive Officer of Noble Gas Marketing Inc., both wholly-owned subsidiaries of Noble Affiliates, Inc. Mr. Kelley has been a director of the Company since January 17, 1996, and of OGE Energy since December 31, 1996, and is a member of the audit committee of the Board. Mr. Kelley also serves as a director of Exchange National Bank and Trust Company of Ardmore, Oklahoma and of AmQuest Financial Corporation.

--------------------------------------------------------------------------------

     BILL  SWISHER,  66,  is  Chairman  of the  Board  and  Chief
Executive  Officer of CMI  Corporation,  a  manufacturer  of road
construction   equipment   that  is  located  in  Oklahoma  City,
Oklahoma.  Mr.  Swisher has been a director of the Company  since     [Photo]
1979, and of OGE Energy since December 31, 1996, and is chairman of the compensation committee and a member of the audit committee of the Board.

--------------------------------------------------------------------------------

INFORMATION CONCERNING THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     Each member of the Board of Directors of the Company is also a Director of OGE Energy. The Board of Directors of the Company met on seven occasions during 1996 and the Board of Directors of OGE Energy met on three occasions during 1996. Each director attended at least 92% of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served.

     COMMITTEES. The committees of the Company's Board of Directors include a compensation committee, an audit committee and a nominating committee. The Directors who are members of the various committees of the Company serve in the same capacity for purposes of the OGE Energy Board. There were no committee meetings of OGE Energy during 1996 and the following describes the actions of the committees of the Company Board during 1996. Members of the compensation committee are Bill Swisher, chairman, and Messrs. Durrett and Hembree. During 1996, the committee met on three occasions to review and make recommendations to the Company's Board of Directors with respect to compensation of principal officers, salary policy for the period, benefit programs for employees, compensation for outside directors for service on the Board and the Board committees, and future objectives and goals of the Company.

     Members of the audit committee are Herbert H. Champlin, chairman, Mrs. Griffin and Messrs. Corbett, Durrett, Kelley, and Swisher. During 1996, the committee met on three occasions to review and make recommendations to the Board of Directors with respect to internal audit procedures, engagement of independent public accountants, their review with the independent accountants of the results of the auditing engagement, and matters having a material effect upon financial operations.

     Members of the nominating committee are Martha W. Griffin, chairman, Mr. Champlin and Dr. White. During 1996, the committee met on three occasions to review and make recommendations to the Board of Directors with respect to nominees for election as directors. Similarly, recommendations were made concerning membership of the audit, compensation and nominating committees and rotation of committee assignments among directors. It is expected that the nominating committee will consider nominees recommended by shareowners in accordance with the Company's By-laws. The Company's By-laws provide that a shareowner intending to nominate director candidates for election at an Annual Meeting of Shareowners must deliver written notice thereof to the Secretary of the Company not later than 90 days in advance of the meeting. The notice must set forth certain information concerning such shareowner and the nominee(s), including each nominee's name and address, a representation that the shareowner is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareowner and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareowner, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such shareowner and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     DIRECTOR COMPENSATION. Compensation of non-officer directors of the Company during 1996 consisted of an annual retainer fee of $27,500, of which $2,000 was payable monthly in cash (the same amount that has been paid monthly since August
1994) and $3,500 was deposited in the director's Stock Account under the Directors' Deferred Compensation Plan and converted to 85.106 common stock units based on the closing price of the Company's Common Stock on November 29, 1996. In addition, all non-officer directors received $1,000 for each Board meeting and $1,000 for each committee meeting attended. OGE Energy assumed the Directors' Deferred Compensation Plan of the Company as part of the corporate reorganization. Under the Directors' Deferred Compensation Plan, non-officer directors also may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are, at the election of the director, credited to a Dollar Account or a Stock Account or a combination of both, on the date the deferred amounts otherwise would have been paid.

     Amounts credited to the Dollar Account accrue interest approximately equal to the commercial paper rate for established companies. Amounts credited to the Stock Account are converted into common stock units equal in number to the number of shares of OGE Energy's Common Stock which the amounts would purchase based on the fair market value of OGE Energy's Common Stock on the date the amounts would otherwise be paid. The Stock Account is credited on each dividend payment date for OGE Energy's Common Stock with additional common stock units by dividing the aggregate cash dividend which would have been paid if existing common stock units were actual shares of OGE Energy's Common Stock by the fair market value of OGE Energy's Common Stock as of the dividend payment date.

     When an individual ceases to be a director of the Company, all amounts credited under the Plan are paid in cash in a lump sum or installments, with the value of common stock units based on the fair market value of OGE Energy's Common Stock at the time of payment. In addition,  amounts that are credited to the Stock Account are automatically transferred  to a Dollar  Account  upon the  occurrence  of certain  mergers  and  related transactions  in which OGE Energy is not the survivor.  As an alternative to the foregoing investment  options,  the Plan permits a non-officer  director to have all or any deferred portion of the attendance  fees and the cash portion of the annual retainer fee applied to purchase life insurance for the director.

     In addition,  for those  directors who have retired from the Board of Directors after
10 years or more of service,  the Company has  historically  continued to pay their annual retainer until their death.

EXECUTIVE OFFICERS' REMUNERATION
--------------------------------------------------------------------------------

     The Company's  executive  compensation  program is administered  by the  Compensation
Committee of the Board of Directors of the Company (the  "Committee").  Set forth below is the Committee's  report on compensation  paid to executive  officers by the Company during
1996.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     GENERAL. The primary goals of the Committee in setting executive compensation in 1996 were: (i) to provide a total compensation package that would enable the Company to attract and  retain  key  executives  and (ii) to align the  executives'  interests  with those of shareowners and with performance by the Company and its subsidiaries.

     Compensation of the Company's  executive officers in 1996 was comprised  primarily of salary,  awards under the Company's Annual Incentive  Compensation  Plan, awards under the
Company's  Restricted Stock Plan, and benefits under the Company's  Employees'  Retirement
Savings Plan and pension plan. Virtually all employees,  including executive officers, are eligible  to  participate  in the  Retirement  Savings  Plan and  pension  plan.  Both the
Retirement Savings Plan and pension plan have a supplemental restoration plan that enables executive  officers  to receive  the same  benefits  that they would have  received in the absence of limitations  imposed by the federal tax laws on contributions or payouts.(1) In addition,  a Supplemental  Executive  Retirement  Plan (the "SERP"),  which was adopted in
1993,  offers  attractive  pension  benefits to lateral hires. The only participant in the
SERP to date has been James G.  Harlow,  Jr., the former  Chief  Executive  Officer of the
Company.  The SERP is not expected to benefit  present  executive  officers  generally who remain employed by the Company or OGE Energy until age 65. In reviewing the benefits under the SERP,  Retirement  Savings  Plan,  pension  plan and related  restoration  plans,  the
Committee sought in 1996 to provide participants with benefits generally commensurate with those  offered by other  utilities  of  comparable  size.  The  restoration  plans for the
Retirement  Savings Plan and pension plan contain  provisions  requiring  their  immediate funding in the event of certain  mergers,  consolidations  or tender offers  involving OGE
Energy.

     The target level of total  compensation  of the Company's  executives in 1996 was set generally at  approximately  the average of the  compensation  paid to similar  executives within the approximately 120 electric  utilities included in the Edison Electric Institute
Survey (the "Survey Group")(2).  In recent years, the Committee has significantly  altered the structure of the executive  compensation  system and the composition of the individual compensation  packages,  shifting  from a  compensation  system  based  in  large  part on individual  performance  and continued  employment to a compensation  system that places a significant  portion of  compensation  at risk dependent on the performance of the Company and its subsidiaries.

     The first  step in the  process of  switching  to a more  incentive-based  system for executive  officers  occurred  in 1992 with  awards of  Restricted  Stock tied not only to continued employment,  but also to the achievement of specified performance targets over a three-year  period.  The  remaining  step  occurred in 1993 when the  Committee  froze the salaries of senior executives and implemented the Annual Incentive  Compensation Plan. The implementation of the Annual Incentive Compensation Plan was a result of a study by Towers
Perrin, at the Committee's  request,  of the Survey Group that indicated that although the total  compensation of the Company's  executive  officers was commensurate  with the total compensation of similar officers within the Survey Group, the Company's executive officers received a greater  proportion of their  compensation in salary and a lesser proportion in incentive-based awards. Accordingly, in an

-----------
(1)  Effective  December 31, 1996,  the Annual  Incentive  Compensation  Plan,  Employees'
     Retirement  Savings Plan (and related  supplemental  restoration plan) and Restricted
     Stock Plan were assumed by OGE Energy and the pension plan (and related  supplemental restoration plan) were amended to permit participation by employees of OGE Energy.

(2)  While  similar,  the utilities in the Survey Group are not the same  utilities in the
     Dow Jones Electric  Utilities Index utilized in the Stock  Performance  Graph on page
     14. The Survey  Group was  selected  by Towers  Perrin  and,  in the  judgment of the
     Committee, is an appropriate peer group to use for compensation purposes.


effort to bring the Company's  compensation system more in line with the Survey Group, the salaries of senior  executives  generally were frozen during 1993 and 1994 at 1992 levels, and executives received increased  incentive-based  awards. This process continued in 1995 and 1996 for  several  executive  officers  (including  Mr.  Harlow,  the Chief  Executive
Officer) as their 1995 and 1996 salaries  remained  frozen at 1992 levels.  As a result of this process, the potential total cash compensation of the Company's  executives,  as well as the  makeup  of  that  compensation,  became  generally  consistent  with  the  average compensation paid to similar executives by corporations in the Survey Group.

     In 1993, a new Federal tax law was passed which limits the deductibility of executive compensation  in excess of $1,000,000  unless certain  exceptions are met. This new law is not expected to impact the Company or OGE Energy with  respect to  executive  compensation paid in 1997. The Committee continues to review the new law and associated regulations, as well as the  structure of its salary and various  compensation  programs,  and its present intent is to take appropriate steps to ensure the continued deductibility of its executive compensation.

     BASE SALARY.  The base  salaries for the  Company's  executive  officers in 1996 were designed to be competitive with the Survey Group and generally  approximated the salary at the 50th  percentile of the range for comparable  executives  employed by companies in the
Survey Group.  Actual base salaries were  determined  based on individual  performance and experience. The salaries of executive officers generally are determined in January of each year with an effective  date of March 1, and are subject to adjustment  during a year when an individual's duties and  responsibilities  are changed.  For this reason, the salary of
Mr. Moore was  increased on August 1, 1995,  upon his  appointment  as President and Chief
Operating  Officer of the Company and on May 16, 1996,  upon his  appointment as President and Chief  Executive  Officer  following the  resignation of Mr. Harlow as Chief Executive
Officer due to illness.

     ANNUAL  INCENTIVE  COMPENSATION  PLAN.  The Annual  Incentive  Compensation  Plan was
adopted in late 1992. The plan is designed to provide key management personnel with annual incentive  awards,  the payment of which is tied to the  achievement of specified  Company objectives  relating to  profitability.  Awards with respect to 1996 performance were made under the Plan to 11 employees,  including all executive officers, and specified corporate and individual  performance goals were established in January 1996.  Payouts of the awards are in cash and are dependent  primarily on the achievement of such specified  performance goals.  In 1996, the corporate  goals were based 50% on earnings per share, as compared to earnings  goals set by the  Committee,  and 50% on operating and  maintenance  expense per kilowatt-hour, as compared to approximately 25 electric utilities. The amount of the award for each  executive  officer was expressed as a percentage  of base salary (the  "targeted amount"),  with the officer having the ability,  depending  upon  achievement of corporate goals, to receive from 0% to 150% of such targeted amounts. For 1996, the targeted amounts ranged from 20% to 30% of base salary and approximated the 50th percentile of the level of such awards granted to comparable executives employed by companies in the Survey Group.

     The percentage of the targeted amount that an officer ultimately  receives is subject to being increased or decreased by up to 20% at the discretion of the Committee, depending on  the  individual's  achievement  of  pre-established  personal  goals  approved  by the
Committee.  In no event,  however,  will any payouts be made unless the specified  minimum corporate  performance  goals are  satisfied.  For 1996,  OGE Energy's  earnings per share
($3.25)  exceeded the target levels and the operating and  maintenance  expenses were less than the target levels.  Corporate  performance in 1996 and  performance by individuals of their  pre-established  personal  goals  resulted in payouts  ranging from 141% to 151% of their target amounts and from 24% to 45% of base salary earned in 1996.

     RESTRICTED STOCK AWARDS.  Another significant component of executive  compensation in
1996 was awards under the Company's Restricted Stock Plan. The Plan empowers the Committee to make  contingent  awards of Common Stock  ("Restricted  Stock") to key employees.  Each share of Restricted Stock is subject to a Restricted  Period of three or four years during which the share is subject to  forfeiture  if the  recipient of the share ceases to render substantial  services  to OGE Energy or a  subsidiary  for any reason  (other  than death, disability or normal  retirement) and during which the share may not be  transferred.  The
Committee has the power in the event of certain mergers,  consolidations  or tender offers involving OGE Energy to lapse all restrictions on shares of Restricted Stock.

     Awards under the  Restricted  Stock Plan were made at the end of 1996 and were based, as required by the Plan,  on the  individual's  performance  during 1996. In evaluating an individual's performance, the Committee considered individual job performance,  experience and  individual  characteristics  such as leadership  and  dedication,  with no particular weight given to one factor over  another.  The  Committee  also  considered  the long-term incentives  provided to  executives  in the Survey Group and the amount of the 1996 awards made for each executive officer generally  represented the long-term incentives awarded to similar  executives by  corporations  in  approximately  the 50th percentile of the Survey
Group.  For 1996,  awards of Restricted Stock ranged from 4% to 30% of an executive's base salary. As in

prior years, each share of Restricted Stock awarded in 1996 is subject to forfeiture during a Restricted Period. Moreover, as in prior years, the shares awarded in 1996 to nine key officers contained a significant additional condition. Such officers generally will be entitled at the end of the Restricted Period of three years to keep the full amount of the shares awarded to them only if OGE Energy during such period meets or exceeds a specific return on equity target as compared to the return on average equity for the approximately 90 electric and combination utility companies (including utility holding companies) shown in the Merrill Lynch & Co., Inc. Data Sheet-Electric and Combination Utility Companies (the "Merrill Lynch Index") with the officer receiving fewer shares and possibly no shares depending on OGE Energy's performance relative to the performance of the companies in the Merrill Lynch Index. The Committee's rationale for this additional condition was to continue to reward past service and to align the officers' interests with those of shareowners and, at the same time, to tie the Restricted Stock awards directly to long-term corporate performance. The amount of shares awarded in 1996 that an officer will ultimately receive will not be determined until the end of 1999. Prior awards of Restricted Stock were not considered by the Committee in making awards in 1996.


     CEO COMPENSATION. Mr. Moore became President and Chief Executive Officer following Mr. Harlow's resignation as Chief Executive Officer due to illness on May 16, 1996, and assumed the additional role of Chairman upon Mr. Harlow's death. Prior to that time, Mr. Moore served as President and Chief Operating Officer. The 1996 compensation for Mr. Moore consisted of the same components as the compensation for other executive officers. Mr. Moore's 1996 salary was increased from $270,000 to $280,000, effective March 1, 1996, and his 1996 targeted award under the Annual Incentive Plan was initially set at 25% of his base salary so that his total potential cash compensation and the components of such compensation would approximate the average cash compensation for chief operating officers of the companies in the Survey Group. Following his apppointment as Chief Executive Officer on May 16, 1996, Mr. Moore's salary and target incentive award for the balance of 1996 were increased to $375,000 and 30%, respectively, which the Compensation Committee believed were appropriate levels based on his prior experience. As a result of 1996 performance as described above, he received a payout of $146,072 under the Annual Incentive Plan, representing 151% of his composite targeted award, of which 131% was attributable to corporate performance and 20% was attributable to his individual performance. Mr. Moore's Restricted Stock award was based on his performance in 1996 and a comparison of his award to the long-term compensation of other chief executive officers in the Survey Group. Consideration also was given to Mr. Moore's prior experience with the Company, his demonstrated leadership skills and his positive reputation within the community and utility industry. Based on these factors, the Committee determined to grant Mr. Moore a Restricted Stock award having an approximate value at the date of its grant of 43% of his composite base salary for 1996. As was the case with respect to awards of Restricted Stock to other key officers, Mr. Moore's ultimate receipt of the shares awarded to him will be dependent upon OGE Energy's achievement of specified return on equity targets during 1997, 1998 and 1999.

     Prior to May 16, 1996, Mr. Harlow served as Chairman and Chief Executive Officer. Initially, his salary for 1996 remained frozen at the 1992 level ($500,000) and his targeted award under the Annual Incentive Plan remained at 30% (i.e., $150,000) so that his total potential cash compensation and the components of such compensation would appproximate the average cash compensation for chief executive officers of the companies in the Survey Group. On May 16, 1996, Mr. Harlow resigned due to illness as Chief Executive Officer and continued as Chairman at a reduced annual salary of $350,000 prior to his death on June 1, 1996. In accordance with the terms of the Annual Incentive Plan, Mr. Harlow received a prorated payout of $90,699 under the Plan based on the period of time he was employed by the Company during 1996, of which 131% was attributable to corporate performance and 20% was attributable to individual performance. At the time Mr. Harlow resigned as Chief Executive Officer, he entered into an employment and consulting agreement with the Company, the terms of which are summarized in the footnotes to the Compensation Table on page 11.

     CONCLUSION. The Committee believes that the Company's current executive compensation system serves the interests of the Company and its shareowners effectively. The Committee takes very seriously its responsibilities with respect to the Company's executive compensation system. To this end, the Committee will continue to monitor and revise the compensation policies as necessary to ensure that the Company's compensation system continues to meet the needs of the Company and its shareowners.

                                        Compensation Committee

Bill Swisher, Chairman
Hugh L. Hembree, III, member
William E. Durrett, member

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

     The following table provides information regarding  compensation to the Company's Chief Executive Officers and four other most highly compensated executive officers for the past three years. To the extent the table shows zeros for other annual  compensation,  stock  options,  stock  appreciation  rights or payouts  under  long-term  incentive  plans for a particular year, no amounts were required to be reported in such year or, in the case of other annual compensation,  the amounts were below the threshold required for disclosure under the SEC's rules.


                                                                            Long Term Compensation
                                                                       --------------------------------
                                          Annual Compensation                  Awards           Payouts
                                       ------------------------------  -----------------------  -------
                                                            Other       Restricted  Securities
                                                            Annual        Stock     Underlying    LTIP      All Other
Name and Principal                     Salary  Bonus(1)  Compensation    Awards(2)   Options/    Payouts  Compensation(3)
    Position                   Year      ($)     ($)         ($)           ($)        SAR(#)       ($)         ($)
------------------             ----    ------  -------- -------------   ----------  ----------  --------  ---------------

S.E. Moore, (4) Chairman,      1996    337,708  146,072         0         101,291        0           0        28,489
  President and                1995    212,000   58,591         0          52,974        0           0        17,726
  Chief Executive Officer      1994    162,917   41,920         0          32,579        0           0        15,334

P.J. Ryan (5)                  1996    295,000   83,190         0               0        0           0        26,405
  Vice Chairman                1995    295,000   63,130         0          58,968        0           0        25,804
                               1994    295,000   92,925         0          73,739        0           0        27,982

A.M. Strecker                  1996    206,667   62,816         0          51,653        0           0        19,242
  Senior Vice President        1995    200,000   46,800         0          39,974        0           0        19,059
  Finance and Administration   1994    197,083   51,090         0          39,384        0           0        19,557

J.T. Coffman                   1996    134,167   39,420         0          26,814        0           0        14,913
  Vice President Power Supply  1995    127,500   31,720         0          25,475        0           0         6,039
                               1994    112,249   12,075         0          22,158        0           0        12,387

J.R. Hatfield (6)              1996    132,083   40,166         0          26,402        0           0         9,089
  Treasurer                    1995    127,500   29,835         0          25,475        0           0         2,350
                               1994     47,813   13,919         0           9,534        0           0         5,730

J.G. Harlow, Jr. (7)           1996    200,737   90,699         0               0        0           0        37,800
  Chairman and                 1995    500,000  183,000         0         149,972        0           0        52,145
  Chief Executive Officer      1994    500,000  131,000         0         149,976        0           0        52,934

----------

(1)  As explained on page 9, amounts in this column reflect payouts under the Company's  Annual  Incentive  Compensation
     Plan.

(2)  Amounts in this column  reflect the market value of the shares of Restricted  Stock  awarded  under the  Restricted
     Stock Plan,  based on the closing price of OGE Energy's  Common Stock on the date the award was made. The number of shares awarded in 1996,  1995 and 1994 was as follows:  (i) Mr. Moore,  2,463 shares,  1,308 shares and 991 shares, respectively;  (ii) Mr. Ryan, zero shares, 1,456 shares and 2,243 shares,  respectively;  (iii) Mr. Strecker, 1,256 shares,  987 shares and 1,198  shares,  respectively;  (iv) Mr.  Coffman,  652  shares,  629 shares and 674 shares, respectively;  (v) Mr. Hatfield,  642 shares, 629 shares and 290 shares,  respectively;  and (vi) Mr. Harlow,  zero shares, 3,703 shares and 4,562 shares. In the absence of death, disability or normal retirement, the shares awarded to these individuals in 1996, 1995 and 1994 are subject to forfeiture for three years with the amount the recipient ultimately receives dependent on OGE Energy performance.  The total number of shares and market value of Restricted
     Stock held by each of the named  individuals  as of December 31, 1996,  were as follows:  Mr. Moore,  5,650 shares,
     $235,888;  Mr. Ryan, 5,747 shares,  $239,937;  Mr. Strecker,  4,524 shares,  $188,877;  Mr. Coffman,  2,067 shares,
     $86,297; Mr. Hatfield,  1,561 shares, $65,172; and Mr. Harlow, none. Dividends are paid to these individuals on the shares of Restricted Stock owned by them.

(3)  Amounts in this column for 1996 reflect: (i) for Mr. Moore, $15,197 (Retirement Savings Plan and Retirement Savings
     Restoration  Plan) and $13,292  (insurance  premiums);  (ii) for Mr.  Ryan,  $13,275  (Retirement  Savings Plan and
     Retirement Savings Restoration Plan) and $13,130 (insurance premiums);  (iii) for Mr. Strecker,  $9,300 (Retirement
     Savings Plan and Retirement Savings Restoration Plan) and $9,942 (insurance premiums); (iv) for Mr. Coffman, $6,037
     (Retirement  Savings Plan and Retirement  Savings  Restoration Plan) and $8,876 (insurance  premiums);  (v) for Mr.
     Hatfield, $3,963 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $5,126 (insurance premiums);
     and (vi) for Mr.  Harlow,  $9,033  (Retirement  Savings  Plan and  Retirement  Savings  Restoration  Plan),  $3,767
     (insurance  premiums),  and $25,000 (consulting fees). A significant portion of the insurance premiums reported for each of these  individuals is for life  insurance  policies and such premiums are recovered by the Company from the proceeds of the policies.

(4)  Mr. Moore was appointed President in August 1995, Chief Executive Officer in May 1996, and Chairman in June 1996.

(5)  Mr. Ryan resigned as Vice Chairman,  effective  January 3, 1997. Prior to his retirement,  Mr. Ryan entered into an agreement with the Company,  whereby he is to render consulting  services to the Company in 1997 and 1998 and is to be paid $6,500 per month for such services plus a lump sum payment of $25,000. Under such agreement,  Mr. Ryan also will receive the same benefits provided for executive

     officers who accepted the Company's early retirement offer in June 1994. These benefits include
     (i) $500 per month  until the earlier of Mr.  Ryan's  death or his  attainment  of age 62; (ii)
     continued  coverage for Mr. Ryan and his spouse under the  Company's  medical  plans;  (iii) an enhanced pension benefit computed as if Mr. Ryan had three additional years of service with the
     Company and was five years older at the date of his  retirement  (the  approximate  cost to the
     Company of  providing  this  benefit to Mr.  Ryan was  $248,369).  The  Company  also agreed to reimburse  Mr. Ryan for the costs of  accounting  services  in  connection  with his  personal, financial and tax planning during 1997 and for his 1997 tax returns.

(6)  Mr. Hatfield was not employed by the Company or its subsidiaries prior to August 18, 1994.

(7)  Mr. Harlow served as Chairman and Chief Executive  Officer of the Company until May 16, 1996 at which time he resigned as Chief Executive Officer due to illness. Following his resignation and in accordance with an employment and consulting agreement with the Company, Mr. Harlow received
     $13,287 for acting as Chairman and $25,000 in consulting fees prior to his death. Also, as part of such agreement, Mr. Harlow received a country club membership (approximate cost $30,000) and continued coverage (or coverage  comparable to that provided) under the Company's medical plans for Mr. Harlow and his spouse.

PENSION PLAN TABLE
--------------------------------------------------------------------------------
     The Company and OGE Energy maintain a qualified  non-contributory  Retirement Plan covering all employees of the Company who have completed one year's  service.  Subject to limitations  imposed by the Employee  Retirement  Income Security Act of 1974 ("ERISA"),  benefits under the Retirement Plan are based upon the five highest  consecutive  years of cash  compensation  (which for the executives named in the Summary Compensation Table prior to 1993 has consisted solely of salaries and for 1993,
1994,  1995 and 1996  consists  of salary and bonus)  during an  employee's  last ten years prior to retirement and length of service.  Social  Security  benefits are deducted in  determining  benefits payable under the Plan.  Remuneration  covered by the Plan includes  salaries,  bonuses and overtime pay.  Retirement benefits are payable to participants upon normal retirement (at or after age 65) or early  retirement (at or after  attaining age 55 and completing  five or more years of service),  to former  employees  after  reaching  retirement  age who have completed five or more years of service before terminating their employment and to participants after reaching retirement age upon total and permanent disability. As indicated above, the benefits payable under the Plan are subject to maximum limitations  under ERISA.  Should  benefits at the time of  retirement  exceed the then  permissible limits of  ERISA,  the  Retirement  Restoration  Plan  will  provide  benefits  through  a  lump-sum distribution  actuarially  equivalent to the amounts that would have been payable annually under the
Retirement  Plan but for the ERISA limits.  The Company and OGE Energy fund the  estimated  benefits payable under the Retirement  Restoration  Plan through  contributions to a trust for the benefit of those employees who will be entitled to receive payments under the Retirement Restoration Plan.

     The following  table sets forth the estimated  annual benefits  payable upon normal  retirement under  the  Retirement  Plan  and  Retirement  Restoration  Plan  to  persons  in  the  remuneration classification specified.

-----------------------------------------------------------------------------------------------
   Average                                Years of Service at Retirement
 Compensation  --------------------------------------------------------------------------------
5 Highest Years     10        15        20        25        30        35        40        45
===============================================================================================
    $ 100,000    $ 13,411  $ 20,117  $ 26,822  $ 33,528  $ 40,234  $ 46,939  $ 53,645  $ 60,350
      125,000      17,161    25,742    34,322    42,903    51,484    60,064    68,645    77,225
      150,000      20,911    31,367    41,822    52,278    62,734    73,189    83,645    94,100
      175,000      24,661    36,992    49,322    61,653    73,984    86,314    98,645   110,975
      200,000      28,411    42,617    56,822    71,028    85,234    99,439   113,645   127,850
      225,000      32,161    48,242    64,322    80,403    96,484   112,564   128,645   144,725
      250,000      35,911    53,867    71,822    89,778   107,734   125,689   143,645   161,600
      300,000      43,411    65,117    86,822   108,528   130,234   151,939   173,645   195,350
      350,000      50,911    76,367   101,822   127,278   152,734   178,189   203,645   229,100
      400,000      58,411    87,617   116,822   146,028   175,234   204,439   233,645   262,850
      450,000      65,911    98,867   131,822   164,778   197,734   230,689   263,645   296,600
      500,000      73,411   110,117   146,822   183,528   220,234   256,939   293,645   330,350
      550,000      80,911   121,367   161,822   202,278   242,734   283,189   323,645   364,100
      600,000      88,411   132,617   176,822   221,028   265,234   309,439   353,645   397,850
      650,000      95,911   143,867   191,822   239,778   287,734   335,689   383,645   431,600
      700,000     103,411   155,117   206,822   258,528   310,234   361,939   413,645   465,350
      750,000     110,911   166,367   221,822   277,278   332,734   388,189   443,645   499,100
-----------------------------------------------------------------------------------------------

     As of December 31, 1996, the credited years of service for the individuals listed in the remuneration table on page 11 are as follows: S. E. Moore - 22 years; P. J. Ryan - 35 years; A. M. Strecker - 25 years; J. T. Coffman - 26 years; and J. R. Hatfield - 2 years. At the time of his retirement, Mr. Harlow had 35 credited years of service.

     In 1993, the Company adopted a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded supplemental plan that is not subject to the benefits limit imposed by ERISA. The plan generally provides for an annual retirement benefit at age 65 equal to 65% of the participant's average cash compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Company's Retirement and Restoration Plans described above and by amounts received under pension plans from other employers. For a participant in the SERP who retires before age 65, the 65% benefit is reduced, with the reduction being 1% per year for ages 62 through 64, an additional 2% per year for ages 60 through 61, an additional 4% per year for ages 58 through 59 and an additional 6% per year for ages 55 through 57, so that a participant retiring at age 55 would receive 32% of his average cash compensation during his final 36 months, reduced by the deductions set forth above. With the exception of Mr. Harlow, who retired at age 62, none of the individuals listed in the remuneration table on page 11 has received or is expected to receive benefits under the SERP at normal retirement as the benefits payable to such individuals under the Company's Retirement and Restoration Plans are expected to exceed the benefits payable under the SERP.


CHANGE OF CONTROL ARRANGEMENTS
--------------------------------------------------------------------------------

     On November 20, 1996, the Company and OGE Energy entered into employment agreements with each officer of the Company. Pursuant to such agreements, each such officer is to remain an employee for a three-year period following a change of control of OGE Energy (the "Employment Period"). During the Employment Period, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control, and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or
(b) other peer executives of OGE Energy.

     If, during the Employment Period, the officer's employment is terminated by the employer for reasons other than cause or disability or by such officer due to a change in employment responsibilities, the officer shall be entitled to the following payments: (i) all accrued and unpaid compensation and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and
(b) highest recent annual bonus. The officer shall also be entitled to continued welfare benefits for three years and outplacement services. If the payment of the foregoing benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended, then the severance benefits will be reduced if such reduction results in a greater after-tax payment to the officer. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination. A change of control encompasses certain mergers and acquisitions, changes in Board membership and acquisition of securities of OGE Energy.

COMPANY STOCK PERFORMANCE
--------------------------------------------------------------------------------
     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Dow Jones Equity Market Index and the Dow Jones Electric Utilities Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was 100 at December 31, 1991, and that all dividends were reinvested.



                                    [GRAPH]



                                     Dow Jones         Dow Jones
Measurement Period                 Equity Market        Electric
(Fiscal Year Covered)     OG&E        Index          Utilities Index
---------------------     ----        -----          ---------------
      12/31/91             100          100                 100
      12/31/92              83          109                 107
      12/31/93              97          119                 119
      12/30/94              94          120                 105
      12/29/95             132          166                 138
      12/31/96             137          206                 139



SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
--------------------------------------------------------------------------------

     Under federal securities laws, the Company's and OGE Energy's directors and executive officers are required to report, within specified monthly and annual due dates, their initial ownership in OGE Energy's and the Company's common and preferred stocks and subsequent acquisitions, dispositions or other transfers of interest in such securities. The Company is required to disclose whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. To the Company's knowledge, all of the Company's directors and officers subject to such reporting obligations have satisfied their reporting obligations in full.


RELATIONSHIP WITH INDEPENDENT
PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     During 1996, the Company engaged Arthur Andersen LLP as its independent public accountants. The Board of Directors has appointed Arthur Andersen LLP as the independent public accountants for the Company and OGE Energy for 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Shareowners and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareowners at the meeting.

LOCATION OF OKLAHOMA CITY MARRIOTT HOTEL
--------------------------------------------------------------------------------

                                     [MAP]

                                       15